Neuberger Berman Management Inc.
                                605 Third Avenue
                            New York, NY 10158-0180



March 24, 2005



Lehman Brothers Reserve Liquidity Series
605 Third Avenue
New York, New York 10158

Ladies and Gentlemen:

     In order to provide Lehman Brothers Reserve Liquidity Series (the "Trust") with initial capital (the "Initial Interest"), we hereby purchase from the Trust 100,000 shares of the Prime Reserve Money Fund, a series of the Trust, at the price of $1.00 per share.

     We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.


                                    Very truly yours,



                                    Neuberger Berman Management Inc.



                                    By:  /s/Robert Conti
                                         ---------------
                                    Name:   Robert Conti
                                    Title:  Executive Vice President